Exhibit 99.1

Applied Materials Completes Acquisition of Semitool

SANTA CLARA, Calif., December 21, 2009 – Applied Materials, Inc. (Nasdaq: AMAT) announced today that it has completed its acquisition of Semitool, Inc. (Nasdaq: SMTL). This acquisition expands Applied’s capability to address emerging opportunities in the high-growth wafer packaging market and provides complementary systems and technology for advanced semiconductor manufacturing.

On December 21, 2009, Semitool was merged with a wholly-owned subsidiary of Applied. As a result of the merger, each outstanding share of Semitool common stock (other than shares owned by Applied or Semitool or by shareholders of Semitool who properly assert dissenters’ rights under Montana law) was automatically converted into the right to receive $11.00 in cash, without interest thereon and less any required withholding tax. The merger follows Applied’s announced $11.00 per share cash tender offer for all outstanding shares of Semitool, which was completed at 12:00 midnight, Eastern Standard Time, on December 17, 2009. Holders of Semitool common stock who did not tender their shares in the tender offer will receive a letter of transmittal that will instruct them on how to receive the merger consideration, as well as a notice and description of dissenters’ rights for any such holder entitled to assert such rights under Montana law.

About Applied

Applied Materials, Inc. (Nasdaq: AMAT) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, service and software products for the fabrication of semiconductor chips, flat panel displays, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

# # #